PROSPECTUS and	PRICING SUPPLEMENT NO. 6
PROSPECTUS SUPPLEMENT, each	Dated March 3, 2010
Dated May 7, 2008	Commission File No.: 333-150486
Filed pursuant to Rule 424(b)(3)

U.S. $8,650,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES D

due from 9 Months to 30 Years from Date of Issue

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

The dollar amount above reflects the amount of Medium-Term Notes, Series D remaining prior to this issuance, representing the $15,000,000,000 initial program amount reduced by $4,850,000,000 of Medium-Term Notes issued to date and by $1,500,000,000 designated for issuance pursuant to the Issuer’s CoreNotes program described in the prospectus supplement dated February 26, 2009.

CUSIP:	24422EQY8

Principal Amount:	$500,000,000

Issue Price:	99.894% plus accrued interest from March 8, 2010 if settlement occurs after that date

Date of Issue:	March 8, 2010

Maturity Date:	March 9, 2015

Interest Payment Dates:	March and September 9 of each year commencing on September 9, 2010 and ending at Maturity

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	2.950% PER ANNUM

Redemption Provisions:	None

Plan of Distribution:	Name	Principal Amount Of Notes
	Banc of America Securities LLC	$150,000,000
	Credit Suisse Securities (USA) LLC	150,000,000
	HSBC Securities (USA) Inc.	150,000,000
	BBVA Securities Inc.	25,000,000
	Mitsubishi UFJ Securities (USA) Inc.	25,000,000
	Total	$500,000,000

	The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.544%

Banc of America Securities LLC Credit Suisse Securities (USA) LLC HSBC Securities (USA) Inc. BBVA Securities, Inc. Mitsubishi UFJ Securities (USA) Inc.

Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, and HSBC Securities (USA) Inc. are acting as Joint Book-Running Managers.